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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

THE BOARD OF DIRECTORS
CARLISLE COMPANIES INCORPORATED

    We consent to the incorporation by reference in the registration statement on Form S-3 of Carlisle Companies Incorporated of our report dated February 2, 1994, relating to the consolidated balance sheets of Carlisle Companies Incorporated and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Carlisle Companies Incorporated.

    We also consent to the reference to our firm under the heading "Experts" in the registration statement.

                                          /s/ KPMG PEAT MARWICK LLP

Syracuse, New York
November 25, 1996